Exhibit 10.2

THIS SUBORDINATED PROMISSORY NOTE AND ANY AND ALL PAYMENTS HEREUNDER ARE SUBORDINATED PURSUANT TO THE TERMS OF THAT CERTAIN SUBORDINATION AGREEMENT, DATED AS OF MAY 16, 2003, BETWEEN THE NORTHERN TRUST COMPANY, AS AGENT FOR CERTAIN LENDERS, U.S. TRAFFIC CORPORATION AND MYERS/NUART ELECTRICAL PRODUCTS, INC. (THE “SUBORDINATION AGREEMENT”).  PAYMENT OF THIS SUBORDINATED PROMISSORY NOTE IS SUBORDINATED TO PAYMENT OF THE SENIOR DEBT, AS DEFINED IN THE SUBORDINATION AGREEMENT, INCLUDING, WITHOUT LIMITATION, ALL INDEBTEDNESS NOW OR HEREAFTER OWING BY THE COMPANY TO THE NORTHERN TRUST COMPANY, AS AGENT (THE “AGENT”) FOR THE BENEFIT OF THE LENDERS AS PARTIES TO THE CREDIT AGREEMENT, DATED MAY 16, 2003 AMONG QUIXOTE CORPORATION, THE AGENT AND THE LENDERS PARTY THERETO.

GREEN LIGHT ACQUISITION COMPANY
SUBORDINATED PROMISSORY NOTE

$5,000,000	Chicago, Illinois
May 16, 2003

GREEN LIGHT ACQUISITION COMPANY, a Delaware corporation (the “Company”), whose principal office is located at One East Wacker Drive, Chicago, Illinois, 60601 for value received hereby promises to pay to U.S. Traffic Corporation and Myers/Nuart Electrical Products, Inc., whose principal office is located at 9603 John Street, Santa Fe Springs, California 90670 or its registered assigns (together “Holder”), the sum of Five Million Dollars ($5,000,000).  This Note is issued pursuant to the terms of that certain Asset Purchase Agreement between Holder, as seller, and the Company, as Purchaser, of even date herewith (the “Asset Purchase Agreement”).  The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees.

1.             Definitions.  As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

“Agent” means The Northern Trust Company, acting as agent for the Banks.

“Banks” means The Northern Trust Company, LaSalle National Bank Association, Harris Trust and Savings Bank and National City Banking Michigan/Illinois.

“Eurodollar Based Rate” means the 6-month Eurodollar Rate quoted by the Agent for amounts equal to the principal of the Note on the business day immediately preceding the date of this Note.

“Subordination Agreement” means that Subordination Agreement dated as of May 16, 2003 by and between the Holder and Agent.

2.             Principal and Interest.  Subject to Paragraph 5, the principal amount of this Note shall be paid in full on April 30, 2008.  Commencing on October 31, 2003, and on each October 31 and April 30 thereafter until all outstanding principal and interest on this Note shall have been paid in full, the Company shall pay interest at the Applicable Rate per annum on the outstanding principal of this Note.  For purposes of this Note, the “Applicable Rate” means, until November 15, 2003, the Eurodollar Based Rate plus one percent (1%) per annum, and from and after November 16, 2003, means five and one-quarter percent (5¼%) per annum; provided that if the principal amount of this Note is not paid in full when such amount becomes due and payable, interest at the rate of ten and one quarter percent (10 ¼%) shall continue to accrue on the balance of any unpaid principal until such balance is paid.  Payment for all amounts due hereunder shall be made by mail to the principal office of the Holder.  If the due date of any payment falls on a Saturday, Sunday or any banking holiday, then such payment shall be made on the next business day.

3.             Events of Default.  If any of the events specified in this Section 3 shall occur (herein individually referred to as an “Event of Default”), the Holder of the Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:

(i)            Default in the payment of the principal and unpaid accrued interest of this Note when due and payable if such default is not cured by the Company within ten (10) business days after the Holder has given the Company written notice of such default; or

(ii)           Any breach by the Company of any material representation, warranty, or covenant in this Note or the Asset Purchase Agreement; provided, that, in the event of any such breach, to the extent such breach is susceptible to cure, such breach shall not have been cured by the Company within 30 days after written notice to the Company of such breach; provided, further, that this subparagraph (ii) shall not apply to a monetary default under this Note which is subject to subparagraph (i); or

(iii)          The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Code, or any other similar and applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

(iv)          If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

4.             Subordination.  The rights of the Holder or Holders of this Note, including without limitation, the rights to receive payment of the whole or any part of the principal hereof or the interest hereon, are subordinated as set forth in the Subordination Agreement.

5.             Prepayment.  If prior to the first anniversary of the date hereof Quixote Corporation sells its common stock in a private placement (other than as required by the Asset Purchase Agreement) or in a public offering of common stock that results in net cash proceeds after all expenses to the Quixote Corporation of at least $6,250,000, then the Company agrees to make a principal payment equal to one-half the outstanding balance on the Note within sixty (60) days of the date Quixote Corporation receives such cash proceeds.

6.             Assignment.  Subject to the restrictions on transfer described in Section 8 below, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

7.             Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder.

8.             Transfer of This Note.  With respect to any offer, sale or other disposition of this Note, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder’s counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification under any federal or state securities law then in effect.  Promptly upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company, as promptly as practicable, shall notify such Holder that such Holder may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to the Company.  If a determination has been made pursuant to this Section 8 that the opinion of counsel for the Holder is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly after such determination has been made.  Each Note transferred after satisfaction of this Section 8 shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with state or federal securities law, unless in the opinion of counsel for the Company such legend is not required.

9.             Notices.  All notices, requests, payments, instructions, or other documents to be given hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if (i) delivered personally (effective upon delivery),

(ii) mailed by registered or certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii) sent by a reputable, established courier service that guarantees next business day delivery (effective the next business day), or (iv) sent by facsimile or electronic mail, followed within 24 hours by confirmation by one of the foregoing methods (effective upon the first business day after receipt of the facsimile or electronic mail in complete, readable form).  Notices to each party shall be addressed as set forth below (or to such other address as the recipient party may have furnished to the sending party for the purpose pursuant to this Paragraph 9).

If to Company:

Green Light Acquisition Company
One East Wacker Drive
Chicago, Illinois  60601
Facsimile No.: (312) 467-0197
Attention:  Leslie J. Jezuit

With a copy to:

Holland & Knight LLC
131 S. Dearborn Street, 30th Floor
Chicago, Illinois 60603
Facsimile No.: (312) 578-6666
Attention:  Anne Hamblin Schiave

If to Holder:

U. S. Traffic Corporation and
Myers Power Products, Inc.
2000 Highland Avenue
Bethlehem, Pennsylvania  18020
Facsimile No.: (610) 868-8686
Attention:  Walter Rogers

With a copy to:

Altheimer & Gray
Suite 4000
10 S. Wacker Dr.
Chicago, Illinois 600606
Facsimile No.: (312) 715-4987
Attention: David W. Schoenberg

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

10.           Waivers.  The Company waives demand, presentment, notice of dishonor, protest and all other notices and demands in connection with the enforcement of the Holder’s rights hereunder.

11.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, excluding that body of law relating to conflict of laws.  Any legal action, suit or proceeding arising out of or relating to this Note or the transactions contemplated hereby shall be instituted exclusively in the courts of the State of Illinois, located in the City of Chicago or, provided subject matter jurisdiction exists, in the United States Federal Court for the Northern District of Illinois, located in Chicago, Illinois, and Holder and Company each agree not to assert as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Each party further irrevocably submits to the exclusive jurisdiction of such courts in any such action, suit or proceeding.

12.           Heading; References.  All headings used herein are used for convenience only and shall not be used to construe or interpret this Note.  Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

[Signature page to follow]

IN WITNESS WHEREOF, the Company has caused this Note to be issued on the date set forth above.

GREEN LIGHT ACQUISITION COMPANY

By	/s/ Leslie J. Jezuit

Its	President